Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

INVESTOOLS INC.,

PROPHET FINANCIAL SYSTEMS, INC.

AND ITS SHAREHOLDERS

January 26, 2005

i

ii

LIST OF EXHIBITS

EXHIBITS:

Exhibit A	Other Shareholders
Exhibit B	Glossary
Exhibit C	Estimated Adjustment Amount

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of January 26, 2005 (the “Agreement”), is by and among INVESTOOLS INC., a Delaware corporation (the “Purchaser”), PROPHET FINANCIAL SYSTEMS, INC., a California corporation (the “Company”), each of Timothy Knight and Andreas Bechtolsheim (together, the “Primary Shareholders”) and each of the individuals or entities listed on Exhibit A hereto (collectively, the “Other Shareholders,” and together with the Primary Shareholders, the “Shareholders”).  Each of the Purchaser, the Company and the Shareholders is a “Party” and, collectively, they are the “Parties.”

W I T N E S S E T H:

WHEREAS, the Shareholders own in the aggregate 100% of the issued and outstanding shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”);

WHEREAS, the Purchaser desires to purchase from the Shareholders, and the Shareholders desire to sell to the Purchaser, all of the Common Stock, which constitutes all of the issued and outstanding capital stock of the Company, upon the terms and conditions set forth herein (the “Stock Sale”);

WHEREAS, the Company is in the business of administering an Internet website devoted to providing financial analytical tools and investment research; and

WHEREAS, each of the Parties is making certain representations, warranties, covenants and indemnities as expressly set forth herein as an inducement to the other Parties to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements stated herein, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, covenant and agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1.                                Defined Terms.  As used in this Agreement, certain words and terms shall have the meanings ascribed to them in the Glossary attached hereto as Exhibit B. Other initially capitalized terms have the meanings ascribed to them elsewhere in this Agreement.

Section 1.2.                                Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles applied on a consistent basis (“GAAP”).

ARTICLE II.
CLOSING

Section 2.1.                                Closing.  The Stock Sale as provided for in this Agreement (the “Closing”) shall take place at the offices of Purchaser’s counsel, Locke Liddell & Sapp LLP, at 3400 JP Morgan Chase Tower, 600 Travis, Houston, Texas 77002, or at such other place as the

Purchaser and the Shareholder Representative shall agree in writing.  The date on which the Closing occurs is the “Closing Date.”

ARTICLE III.
SALE OF COMMON STOCK

Section 3.1.                                Common Stock.  Upon the terms and conditions of this Agreement, the Shareholders will sell, transfer and deliver to the Purchaser, and the Purchaser will purchase from the Shareholders, the Common Stock on the Closing Date.

Section 3.2.                                Purchase Price.  Upon the terms and conditions of this Agreement, and as full consideration for the Common Stock and the representations, warranties, covenants and agreements provided by the Shareholders herein, the Purchaser will pay to the Shareholders the aggregate sum of $8,000,000, subject to adjustment as set forth in Section 3.3 (the “Purchase Price”).  Subject to any adjustment as set forth in Section 3.3 and to the escrow provisions of Section 3.5, the Purchase Price shall be payable in cash (by check and/or wire transfer) at Closing (the “Cash Consideration”).  The Shareholder Representative has provided to the Purchaser, at or prior to Closing, true, accurate and complete schedules setting forth (i) the ownership, beneficially and of record, of all issued and outstanding Common Stock (the “Ownership Schedule”), and (ii) a true, accurate and complete schedule setting forth the aggregate amount to be paid to each Shareholder opposite such Shareholder’s name (the “Consideration Schedule”).

Section 3.3.                                Purchase Price Adjustment.

(a)                                  Attached hereto as Exhibit C is a worksheet, prepared on behalf of the Shareholders by the Shareholder Representative, setting forth a reasonable estimate of the Indebtedness and Net Working Capital of the Company as of the Closing Date as well as a computation of the estimated Adjustment Amount (the “Estimated Adjustment Amount”).  If the Estimated Adjustment Amount is a positive number, the Purchase Price payable at Closing shall be decreased in an amount equal to the Estimated Adjustment Amount, with a reduction (allocated on a Pro-Rata Basis) in the Cash Consideration otherwise payable to each Shareholder at Closing.  If the Estimated Adjustment Amount is a negative number (i.e., if the Company’s Net Working Capital in excess of $200,000 exceeds the Company’s Indebtedness as of Closing), the Purchase Price payable at Closing shall be increased in an amount equal to the Estimated Adjustment Amount, with an increase (allocated on a Pro-Rata Basis) in the Cash Consideration otherwise payable to each Shareholder at Closing.

(b)                                 Within 90 days after the Closing, the Purchaser shall prepare a computation of the actual Adjustment Amount as of the Closing Date (the “Actual Adjustment Amount”).  If within 15 days following delivery of such computation the Shareholder Representative does not object in writing thereto, then the Actual Adjustment Amount shall be the final, binding and conclusive computation of the Actual Adjustment Amount.  If the Shareholder Representative objects in writing to the computation, then the Purchaser and the Shareholder Representative shall negotiate in good faith and attempt to resolve the disagreement.  Should such negotiations not result in an agreement within 20 days, then the matter shall be submitted to an independent accounting firm of national reputation mutually acceptable to both the Purchaser and the Shareholder Representative (the “Neutral Auditor”). If the Purchaser and the Shareholder Representative are unable to agree on the Neutral Auditor, then they shall request the American Arbitration Association to appoint the Neutral Auditor.  All fees and expenses relating to appointment of the Neutral Auditor and the work, if any, to be performed by the Neutral Auditor will be borne equally by the Purchaser and the Primary Shareholders (unless the Primary Shareholders’ share of such fees and expenses is less than $25,000, in which case such amount shall be distributed to the Neutral Auditor, upon the agreement and instruction of Purchaser and the Shareholder Representative, from the Escrow Funds, allocated on a Primary Pro-Rata Basis).  The Neutral Auditor will deliver to the Purchaser and the Shareholder Representative a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on the provisions of this Agreement and information provided to the Neutral Auditor by the Purchaser and the Shareholder Representative, or their respective representatives) of the disputed items within 30 days of receipt of the disputed items, which determination will be final, binding and conclusive on the Parties.

(c)                                  Promptly following agreement on or delivery of a final written determination setting forth the Actual Adjustment Amount (as contemplated in Section 3.3(b)), the Purchaser and the Shareholders shall account to each other as provided for in this Section 3.3(c).  If the Estimated Adjustment Amount less the Actual Adjustment Amount is a positive number, the Shareholders shall have a right to receive a cash payment equal to such excess, allocated on a Pro-Rata Basis, as an increase in the Purchase Price.  If the Estimated Adjustment Amount less the Actual Adjustment Amount is a negative number, Purchaser shall be entitled to receive a payment from the Primary Shareholders equal to such deficit, allocated on a Primary Pro-Rata Basis (unless such deficit is less than $50,000, in which case such amount shall be distributed to Purchaser the Escrow Funds, allocated on a Primary Pro-Rata Basis).  Any such excess or deficit payment shall be due and payable within three business days after the Actual Adjustment Amount is determined pursuant to this Section 3.3.

Section 3.4.                                Options.  The Company has provided to the Purchaser a true, accurate and complete list of all issued and outstanding options (each, an “Option” and, collectively, the “Options”) to purchase shares of Common Stock (the “Option Schedule”).  Prior to the Closing, each of the Options shall either be terminated or fully exercised in accordance with its terms and the terms of any incentive or option plan pursuant to which such Option was granted.

Section 3.5.                                Escrow Funds.  The Primary Shareholders hereby agree that the sum of $1,200,000 (the “Escrow Funds”) otherwise payable to the Primary Shareholders for the Common Stock on the Closing Date shall be deposited with an escrow agent reasonably acceptable to both the Purchaser and the Primary Shareholders (the “Escrow Agent”), to be held and ultimately disbursed in accordance with an escrow agreement in a form mutually acceptable to Purchaser and the Primary Shareholders (the “Escrow Agreement”).

Section 3.6.                                Closing Deliveries.

(a)                                  At or prior to the Closing, the Shareholders shall deliver the following to the Purchaser:

(i)                                     stock certificates representing the Common Stock, duly endorsed for transfer to the Purchaser or accompanied by duly executed assignment documents, which shall transfer to the Purchaser good and valid title to the Common Stock, free and clear of all Encumbrances;

(ii)                                  evidence of consents, if any, as shall be required to enable Purchaser to continue to enjoy the benefit of any Governmental Authorization, lease, license, permit, contract, or other agreement or instrument to or of the Company, or of which the Company is a party or a beneficiary;

(iii)                               pay-off letters for all Indebtedness of the Company for money borrowed and evidence that such Indebtedness has been repaid and fully satisfied as of the Closing Date;

(iv)                              evidence of the exercise or termination of the Options, as described in Section 3.4;

(v)                                 the Escrow Agreement, executed by the Shareholder Representative;

(vi)                              an Executive Employment Agreement, in a form mutually acceptable to Purchaser and Timothy Knight (the “Employment Agreement”), executed by Timothy Knight;

(vii)                           Release of Claims Agreements, in a form acceptable to Purchaser, executed by each of the Shareholders and officers and directors of the Company releasing the Company from any and all prior claims of such officers, directors and Shareholders in their capacity as such;

(viii)                        all corporate, accounting, business and tax records of the Company;

(ix)                                certificates, dated within 15 days of the Closing Date, from the Secretary of State of the State of California and of comparable authority in other jurisdictions in which the Company or its Subsidiaries are incorporated or qualified to do business, establishing that each is a validly existing corporation in good standing to transact business;

(x)                                   a copy of the Articles of Incorporation of the Company, certified by the Secretary of State of the State of California within ten days of the Closing Date;

(xi)                                a copy of the Bylaws of the Company in effect as of the Closing, certified by an appropriate officer;

(xii)                             written resignations of each of the directors and officers of the

Company, in a form acceptable to the Purchaser;

(xiii)                          the Shareholder Disclosure Letter;

(xiv)                         an agreement regarding certain additional matters, in a form mutually acceptable to Purchaser and the Primary Shareholders (the “Additional Agreement”), executed by the Primary Shareholders; and

(xv)                            such other documents as may be required by this Agreement or reasonably requested by the Purchaser.

(b)                                 At or prior to the Closing, the Purchaser shall deliver the following:

(i)                                     to each Shareholder, the Cash Consideration payable to such Shareholder as set forth on the Consideration Schedule;

(ii)                                  to the Escrow Agent, the Escrow Funds in accordance with Section 3.5;

(iii)                               to the Primary Shareholders, the Escrow Agreement executed by the Purchaser;

(iv)                              to Timothy Knight, the Employment Agreement executed by the Company and/or the Purchaser;

(v)                                 to the Shareholder Representative, the Purchaser Disclosure Letter;

(vi)                              to the Primary Shareholders, the Additional Agreement executed by the Purchaser; and

(vii)                           to the Shareholder Representative, such other documents as may be required by this Agreement or reasonably requested by the Shareholder Representative.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Subject to the exceptions set forth in the disclosure letter of the Purchaser delivered to the Shareholder Representative concurrently with the Parties’ execution of this Agreement (the “Purchaser Disclosure Letter”), the Purchaser represents and warrants to the Shareholders as follows, except as set forth in the Purchaser SEC Reports:

Section 4.1.                                Organization and Qualification.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.  The Purchaser is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.2.                                Authority; Non-Contravention; Approvals.

(a)                                  The Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  No approval of the shareholders of the Purchaser is required, pursuant to any Legal Requirement, other regulatory requirement or otherwise, in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Purchaser, and, assuming the due authorization, execution and delivery hereof by the Company and the Shareholders, constitutes a valid and legally binding agreement of the Purchaser enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

(b)                                 The execution and delivery of this Agreement by and the consummation by the Purchaser of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance, upon any of the properties or assets of the Purchaser or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or bylaws of the Purchaser or any of its Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Authority applicable to the Purchaser or any of its Subsidiaries or any of their respective properties or assets (assuming compliance with the matters referred to in Section 4.2(c)) or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Purchaser or any of its Subsidiaries is now a party or by which the Purchaser or any of its Subsidiaries or any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii), for matters as would not have, or could not reasonably be anticipated to (x) have, individually or in the aggregate, a Material Adverse Effect, or (y) materially impair the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

(c)                                  No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect or materially impair the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

Section 4.3.                                Brokers and Finders.  The Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 4.4.                                Litigation.  Other than that which is disclosed in the Purchaser SEC Reports, there is no litigation, action, suit, proceeding or governmental investigation pending or, to the Knowledge of the Purchaser, threatened against the Purchaser or affecting any of the Purchaser’s properties or assets, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES
OF THE SHAREHOLDERS

Each of the Shareholders hereby, severally and not jointly, represents and warrants to Purchaser as follows:

Section 5.1.                                Ownership.  Such Shareholder owns, beneficially and of record, the number of shares of Common Stock set forth on the duly executed stock power being delivered by such Stockholder to the Purchaser concurrently with the execution and delivery of this Agreement, free and clear of any adverse claim of any other Person, including without limitation, any Encumbrances.  There are no outstanding subscriptions, options, calls, agreements, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, debenture, instrument or other agreement, obligating such Shareholder to deliver or sell, or cause to be delivered or sold, shares of the capital stock of the Company or obligating such Shareholder to grant, extend or enter into any agreement or commitment described above.  There are no shareholder or stockholder agreements, voting trusts, proxies or other agreements or understandings to which such Shareholder is a party or is bound with respect to the voting of any shares of capital stock of the Company.

Section 5.2.                                Organization and Qualification.  If an entity, such Shareholder is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization, and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.  If an entity, such Shareholder is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect on such Shareholder.

Section 5.3.                                Authority; Non-Contravention; Approvals.

(a)                                  Such Shareholder has full power and authority to execute and deliver this

Agreement and to sell, transfer and deliver the shares of Common Stock of the Company to be sold by such Shareholder.  If such Shareholder is an entity, this Agreement has been approved by the board of directors, general partner(s) or manager(s)/member(s), as applicable, of such Shareholder, and no other proceedings on the part of such Shareholder are necessary to authorize the execution and delivery of this Agreement or the consummation by such Shareholder of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery hereof by the Purchaser, constitutes a valid and legally binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (b) general equitable principles.

(b)                                 The execution and delivery of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration (i) under any material agreement or instrument to which such Shareholder is bound or (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to such Shareholder.

(c)                                  No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by such Shareholder or the consummation by such Shareholder of the transactions contemplated hereby.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES
OF THE PRIMARY SHAREHOLDERS

Subject to the exceptions set forth in the disclosure letter of the Primary Shareholders delivered to Purchaser concurrently with the Parties’ execution of this Agreement (the “Shareholder Disclosure Letter”), each of the Primary Shareholders hereby, severally and not jointly, represents and warrants to Purchaser as follows:

Section 6.1.                                Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect on the Company.  True, accurate and complete copies of the Company’s Articles of Incorporation and Bylaws, in each case as in effect on the date hereof including all amendments thereto, have heretofore been delivered to Purchaser.

Section 6.2.                                Capitalization; Ownership.

(a)                                  The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock.  As of the Closing there will be 477,089 shares of Common Stock issued and outstanding and no other shares of capital stock of the Company issued and outstanding.  All of such issued and outstanding shares of Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned beneficially and of record as set forth on the Ownership Schedule.  No Subsidiary of the Company holds any shares of the capital stock of the Company.  All dividends and other distributions declared with respect to the issued and outstanding shares of the capital stock or other equity interests of the Company have been paid or distributed.

(b)                                 There are no outstanding (i) subscriptions, options, calls, agreements, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, debenture, instrument or other agreement, obligating the Company or, to the Knowledge of the Officers, any Shareholder to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company or, to the Knowledge of the Officers, any Shareholder to grant, extend or enter into any agreement or commitment described above or (ii) obligations of the Company or, to the Knowledge of the Officers, any Shareholder to repurchase, redeem or otherwise acquire any securities referred to in clause (i) above.  There are no shareholder or stockholder agreements, voting trusts, proxies or other agreements or understandings to which the Company or, to the Knowledge of the Officers, any Shareholder is a party or is bound with respect to the voting of any shares of capital stock of the Company.

Section 6.3.                                Subsidiaries.  The Company does not have any Subsidiaries or any organizational predecessors, nor does the Company hold any equity interest in or control (directly or indirectly, through the ownership of securities, by contract, by proxy, alone or in combination with others, or otherwise) any corporation, limited liability company, partnership, business organization or other Person.

Section 6.4.                                Authority; Non-Contravention; Approvals.

(a)                                  The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been approved by the board of directors of the Company, and no other corporate proceedings on the part of the Company or the Shareholders are necessary to authorize the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by the Purchaser, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (b) general equitable principles.

(b)                                 The execution and delivery of this Agreement by the Company and the Shareholders and the consummation by the Company and the Shareholders of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or Encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of (i) the charter or bylaws of the Company, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to the Company or any Shareholder, or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company is now a party or by which the Company or any of its properties or assets may be bound or affected.

(c)                                  No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company and the Shareholders or the consummation by the Company and the Shareholders of the transactions contemplated hereby.

Section 6.5.                                Financial Statements.  The unaudited balance sheet, cash flow statement and income statement of the Company attached to the Shareholder Disclosure Letter (collectively, the “Company Financial Statements”) are true, correct and complete, and fairly present the financial position of the Company as of December 31, 2003 and December 31, 2004, and the results of its operations and cash flows for the periods then ended, on an accrual basis of accounting and on a basis consistent with the books and records of the Company and prior periods, subject to normal year-end adjustments and any other adjustments described therein.

Section 6.6.                                Absence of Undisclosed Liabilities.  The Company has not incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies (i) which are accrued on or reserved against the Company Financial Statements or reflected in the notes thereto, or (ii) which were incurred after December 31, 2004, were incurred in the ordinary course of business and consistent with past practices and are immaterial.

Section 6.7.                                Absence of Certain Changes or Events.  Since January 1, 2004, except as set forth in the Salary Increase Schedule, (i) the Company has not, directly or indirectly, purchased, redeemed or otherwise acquired any of its securities; (ii) the Company has not granted any general increase in the compensation of its officers, directors or employees (including any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) and has not paid any bonuses to any officers, directors or employees other than in the ordinary course of business and consistent with past practices; (iii) the Company has not adopted, entered into or amended any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law; (iv) the Company has not made any amendment to its Articles of Incorporation or Bylaws or changed the character of its business in any material manner; (v) the business of the Company has been conducted in the ordinary course of business consistent with past practices; (vi) there has not been any event, occurrence, development or state of circumstances or facts which has had, or could reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect on the Company; (vii) the Company has not authorized a stock split; and (viii) the Company has not permitted or allowed any of its material assets to be subject to any Encumbrance, except for Permitted Encumbrances.

Section 6.8.                                Litigation.  There are no claims, suits, actions, Environmental Claims, inspections, investigations or proceedings pending or, to the Knowledge of the Officers, threatened against, relating to or affecting the Company before any Governmental Authority, or any mediator or arbitrator, and, to the Knowledge of the Officers, there is no reasonable basis for same.  The Company is not subject to any Order of any Governmental Authority specifically applicable to the Company, or any mediator or arbitrator.

Section 6.9.                                Billed but Uncollected Invoices.  All billed but uncollected invoices of the Company represent bona fide sales actually made in the ordinary course of business and are collectible within 90 days after the applicable billing date, without set off or counterclaim.  To the Knowledge of the Officers, none of the parties owing funds to the Company is involved in a bankruptcy or insolvency proceeding or is generally unable to pay its debts as they become due.  The Company has good and valid title to the claims represented by the billed but uncollected invoices free and clear of all Encumbrances.  No goods or services, the sale or provision of which gave rise to any billed but uncollected invoices, have been returned or rejected by any account debtor or lost or damaged prior to the receipt thereby.

Section 6.10.                         No Violation of Law; Compliance with Agreements.

(a)                                  The Company is not in violation of, and has not been given notice or been charged with any violation of, any Legal Requirement (including, without limitation, any applicable Environmental Law) of any Governmental Authority.  No investigation or review by any Governmental Authority is pending or, to the Knowledge of the Officers, threatened, nor has any Governmental Authority indicated an intention to conduct the same.  The Company has all permits (including without limitation Environmental Permits), licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals required or necessary to conduct its business as presently conducted (collectively, the “Company Permits”).  The Company is not in violation of the terms of any Company Permit.

(b)                                 The Company is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (i) the charter, bylaws or similar organizational instruments of the Company or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which the Company is a party or by which it is bound or to which any of its properties or assets is subject.

Section 6.11.                         Insurance.  The Shareholder Disclosure Letter sets forth a list of all insurance policies owned by the Company or by which the Company or any of its properties or assets is covered against present losses, all of which have been for the periods covered, and are currently, in full force and effect.  The scope and amount of such listed insurance policies are customary and reasonable for the businesses in which the Company has been engaged during the last three years and provide adequate insurance coverage for the assets and the operations of the Company for all risks normally insured against by a Person carrying on the same business or businesses as the Company.  No insurance has been refused with respect to any operations, properties or assets of the Company nor has coverage of any insurance been limited by any insurance carrier that has carried, or received any application for, any such insurance during the last three years.  No insurance carrier has denied any claims made against any of the policies listed in the Shareholder Disclosure Letter.  Further, all such policies are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party, and will continue in full force and effect following the consummation of the transactions contemplated hereby.

Section 6.12.                         Taxes.

(a)                                  (i) The Company has (x) duly filed (or there has been filed on its behalf) with the appropriate taxing authorities all Tax Returns required to be filed by it on or prior to the date hereof, and (y) duly paid in full or made adequate provision therefor on its financial statements (or there has been paid or adequate provision has been made on its behalf) for the payment of all Taxes for all periods ending through the date hereof (whether or not shown on any Tax Return); (ii) all such Tax Returns filed by or on behalf of the Company are true, correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations; (iii) the Company is not the beneficiary of any extension of time within which to file any Tax Return; (iv) no claim has ever been made in writing by any authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (v) there is no liability for Taxes for any period beginning after December 31, 2004 other than Taxes arising in the ordinary course of business; (vi) there are no liens for Taxes upon any property or assets of the Company, except for liens for Taxes not yet due and payable; (vii) the Company has not made any change in accounting methods since December 31, 1999, except for the change to accounting on an accrual basis, in compliance with GAAP, pursuant to the terms hereof; (viii) the Company has not received a ruling from any taxing authority or signed an agreement with any taxing authority; (ix) the Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code, as amended or similar provisions under any foreign laws) and has, within the time and the manner prescribed by law, withheld and paid over to the appropriate taxing authority all Taxes required to be so withheld and paid over under all applicable laws in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party; (x) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company, and, as of the date of this Agreement, the Company has not received a written notice of any pending audits or proceedings; (xi) no shareholder or director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes relating to the Company for any period for which Tax

Returns have been filed; (xii) the federal income Tax Returns of the Company have been examined by the Internal Revenue Service (“IRS”) (which examination has been completed) or the statute of limitations for the assessment of federal income Taxes of the Company has expired, for all periods through and including December 31, 2000, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid; (xiii) no adjustments or deficiencies relating to Tax Returns of the Company have been proposed, asserted or assessed by any taxing authority, except for such adjustments or deficiencies which have been fully paid or finally settled; (xiv) the Company has delivered to Purchaser true, correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since January 1, 2001; (xv) the Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times during its existence, and the Company will be an S corporation up to and including the Closing; (xvi) neither the Company nor any qualified subchapter S subsidiary of the Company have, in the past ten years, (A) acquired assets from another corporation in a transaction which the Company Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary; and (xvii) the Company shall not be liable for any Tax under Code Section 1374 in connection with the deemed sale of the Company assets (including assets of any qualified subchapter S subsidiary) caused by the Section 338(h)(10) Election (as defined in Section 7.5(g)).

(b)                                 There are no outstanding requests, agreements, consents or waivers to extend the statute of limitations applicable to the assessment of any Taxes or deficiencies against the Company, and no power of attorney granted by the Company with respect to any Taxes is currently in force.  The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.  The Company is not a party to any agreement providing for the allocation or sharing of Taxes.  The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) during the applicable period specified in Section 897(c)(1)(A)(ii).  The Company (i) has not been a member of an affiliate group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (ii) has no liability for Taxes of any Person (other than the Company) under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(c)                                  The Company (or its successor) will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.

Section 6.13.                         Employee Benefit Plans.

(a)                                  The Primary Shareholders have listed each Employee Benefit Plan in the Shareholder Disclosure Letter.  For these purposes, “Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), stock option plan, severance agreement, employment contract, stock purchase plan, bonus program, incentive plan, cafeteria or flexible benefit plan, deferred compensation arrangement, and all other similar employee benefit plans, programs, arrangements, policies, or agreements, whether or not subject to ERISA, that the Company sponsors, maintains, or contributes to, or to which the Company has any liability thereunder.

(b)                                 The Company has provided the Purchaser with correct and complete copies of each Employee Benefit Plan, current summary plan descriptions for each Employee Benefit Plan, all related trusts, insurance, and other funding contracts which implement each such Employee Benefit Plan, the prior three years Form 5500, and all correspondence with any governmental authority respecting any such Employee Benefit Plan.

(c)                                  Each Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with all applicable laws, rules and regulations.

(d)                                 All premiums required to be paid, all benefits, expenses and other amounts due and payable, and all contributions, transfers or payments required to be made to or under the Employee Benefit Plans will have been paid, made or accrued for all services on or prior to the Closing Date.

(e)                                  No Employee Benefit Plan is or has ever been covered by Title IV of ERISA or subject to Section 412 of the Code.

(f)                                    No Employee Benefit Plan is or has ever been a Multiemployer Plan (as defined in ERISA Section 3(37)) nor has the Company nor any member of its controlled group of corporations (as defined in Code Section 1563) contributed to, or ever had an obligation to contribute to, any such Multiemployer Plan.

(g)                                 The Company has never maintained nor contributed to any Employee Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

(h)                                 No event has occurred and no condition exists with respect to the Employee Benefit Plans that could subject the Company, any Employee Benefit Plan, or Purchaser to any liability under applicable laws.

(i)                                     Neither the execution and delivery of this Agreement, nor the consummation of the transactions hereunder, will:

(1)                                  result in any payment to be made by the Company, including without limitation, severance, unemployment compensation, golden parachute (as defined in Section 280G of the Code) or otherwise, becoming due to any employee, director or consultant of the Company, or

(2)                                  increase any benefits or accelerate vesting otherwise provided under any Employee Benefit Plan.

(j)                                     No condition, agreement or plan provision limits the right of the Company to amend, cut back or terminate any Employee Benefit Plan that it sponsors in accordance with the terms of such Employee Benefit Plan (except to the extent such limitation arises under the Code or ERISA).

(k)                                  There are no pending actions that have been asserted or instituted against the Employee Benefit Plans other than routine claims for benefits and, to the Knowledge of the Officers, no such action has been threatened.

Section 6.14.                         Employee and Labor Matters.

(a)                                  At or prior to Closing, the Company has separately provided Purchaser with (i) a true and complete list, dated as of January 1, 2005 (the “Employee Schedule”), of all employees of the Company listing the title or position held, base salary or wage rate and any bonuses, commissions, profit sharing, or other material compensation or perquisites payable to, and all material employee benefits received, by such employees and (ii) a true and complete schedule (the “Salary Increase Schedule”) describing all changes in the compensation of the Company’s directors, officers and employees since January 1, 2004.  The Company has provided Purchaser copies of all written agreements between the Company and all current employees.  The Company has not entered into any agreement or agreements pursuant to which the combined annual payroll of the Company, including projected pay increases, overtime and fringe benefit costs, required to operate its business (including all administrative and support personnel) would be materially greater than as listed on the Employee Schedule.

(b)                                 The Company has provided Purchaser copies of all health, dental, life and disability insurance plans of the Company.

(c)                                  The Company is not a party to or bound by any written employment agreements or commitments, other than on an at-will basis.

(d)                                 The Company is not a party to or bound by any collective bargaining or similar agreement with any labor organization or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company.  There is presently no pending grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the Company.

(e)                                  None of the employees of the Company is represented by any labor organization and, to the Knowledge of the Officers, there have been no union organizing activities among the employees of the Company within the past five years, and there are no negotiations or discussions currently pending or occurring between the Company and any union or employee association regarding any collective bargaining agreement or any other work rules or policies which might otherwise affect the Company.

(f)                                    There is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or to the Knowledge of the Officers, threatened against or affecting the Company and during the past five years there has not been any such action.

(g)                                 There is no unfair labor practice charge or complaint against the Company pending or, to the Knowledge of the Officers, threatened before the National Labor Relations Board or any similar state, local or foreign agency responsible for administering such charges or complaints.

(h)                                 There are no material written personnel policies, rules or procedures applicable to employees of the Company.

(i)                                     There are no proceedings pending or, to the Knowledge of the Officers, threatened against the Company in any forum by or on behalf of any present or former employee of the Company, any applicant for employment, or classes of the foregoing, alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(j)                                     No charge with respect to or relating to the Company is pending before the Equal Employment Opportunity Commission or any other local, state, or federal agency responsible for the prevention of unlawful employment practices.

(k)                                  To the Knowledge of the Officers, no federal, state, local or foreign agency responsible for the enforcement of labor or employment laws is conducting or intends to conduct an investigation with respect to or relating to the Company.

(l)                                     The Company is, and at all times has been, in material compliance with all Legal Requirements applicable to the Company respecting employment and employment practices, terms and conditions of employment, wages, hours of work, overtime, leave time, immigration, and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other Legal Requirements applicable to the Company.

(m)                               In the last five years, (i) the Company has not effectuated a “plant closing” (as defined in the Worker Adjustment and Retaining Notification Act of 1988, the “WARN Act”) affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Company, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any single site of employment of the Company, (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation and (iv) none of the Company’s employees has suffered an “employment loss” (as defined in and covered by the WARN Act) during the six-month period prior to the date hereof.

(n)                                 To the Knowledge of the Officers, no executive employee of the Company or any other employee reasonably considered to be important to the Company has breached any agreement to keep in confidence information acquired by that employee in confidence or in trust prior to that employee’s employment with the Company, nor has any such employee, through his or her employment by the Company, breached any non-competition, non-solicitation or non-interference agreement.

(o)                                 The Company is not a party to any agreement with any employee or other party that provides for compensation, severance pay, benefits, or the vesting of options or shares as a result of the transactions contemplated by this Agreement.

(p)                                 There is no claim for workers’ compensation benefits, or claim arising out of any injury suffered by an employee or contractor, pending or, to the Knowledge of the Officers, threatened against or affecting the Company and, since January 1, 2002, there has not been any such claim.

Section 6.15.                         Non-Competition Agreements.  The Company has provided Purchaser true and complete copies of all confidentiality, non-solicitation and/or non-competition agreements between the Company and any of the Shareholders, between the Company and any employee of the Company, or between Timothy Knight and a party other than the Company.  Neither the Company nor any Shareholder is a party to any agreement which purports to restrict or prohibit any of them from, directly or indirectly, engaging in any business currently engaged in by the Company.  None of the Company’s shareholders, officers, directors, or key employees is a party to any agreement which, by virtue of such Person’s relationship with the Company, restricts the Company or any Subsidiary of the Company from, directly or indirectly, engaging in any of the businesses of the Company.

Section 6.16.                         Environmental Matters.  Without in any manner limiting any other representations and warranties set forth in this Agreement:

(a)                                  The Company and its Business Facilities are in compliance with, and have at all times been in compliance with, all Environmental Laws in connection with the conduct of the business of the Company and the use, maintenance and operation of any of the Business Facilities by the Company.

(b)                                 Without in any manner limiting the generality of (a) above:

(i)                                     Except in compliance with Environmental Laws (including, without limitation, by obtaining necessary Environmental Permits), (A) the Company has not used, generated, manufactured, stored, treated, or disposed of, or in any other way released (and no release is threatened), any Materials of Environmental Concern on, at, under or about any Business Facility or transferred or transported to or from any Business Facility, and (B) no Materials of Environmental Concern are present on, at under or about any Business Facility;

(ii)                                  The Company is not subject to any consent order, compliance order or administrative order relating to or issued under any Environmental Law;

(iii)                               There are no Environmental Claims known, pending or threatened against the Company or any of its Business Facilities, and there is no basis for same;

(iv)                              The Company and all of its Business Facilities, on behalf of its clients, have, and have timely filed applications for renewal of, all Environmental Permits applicable to the operation of the business of the Company as presently conducted, and the Company and its Business Facilities are in compliance with all terms and conditions of such Environmental Permits; and

(v)                                 Except in the ordinary course of business, there are no obligations, undertakings or liabilities arising out of or relating to Environmental Laws which the Company has agreed to, assumed or retained, by contract or otherwise.

Section 6.17.                         Title to Assets.  The Company has good and saleable title to all its material assets and valid leasehold interests in its leased assets and properties, as reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of the latest balance sheet included therein, free and clear of all Encumbrances of any nature whatsoever, except for Permitted Encumbrances.  All leases under which the Company leases any real property have been delivered to Purchaser and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default by or on behalf of the Company or its Subsidiaries, or by or on behalf of any third party.

Section 6.18.                         Contracts, Agreements, Plans and Commitments.  The Primary Shareholders have set forth in the Shareholder Disclosure Letter a complete list of all written and oral contracts, agreements, plans and commitments (collectively, the “Contracts”) to which the Company is a party or by which the Company or any of its assets is bound as of the date hereof, including:

(a)                                  any contract, commitment or agreement that involves aggregate expenditures by the Company of more than $5,000 per year;

(b)                                 any contract or agreement (including any such contracts or agreements entered into with any Governmental Authority) relating to the maintenance or operation of the business that involves aggregate expenditures by the Company of more than $5,000;

(c)                                  any indenture, loan agreement, or note under which the Company has outstanding indebtedness, obligations or liabilities for borrowed money;

(d)                                 any contract (or group of related contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 per annum;

(e)                                  any lease or sublease for the use or occupancy of real property;

(f)                                    any agreement concerning confidentiality or that restricts the right of the Company to engage in any type of business;

(g)                                 any guarantee, direct or indirect, by any Person of any Contract, lease or agreement entered into by the Company;

(h)                                 any partnership, joint venture or construction and operation agreement;

(i)                                     any agreement of surety, guarantee or indemnification with respect to which the Company is the obligor, outside of the ordinary course of business;

(j)                                     any Contract that requires the Company to pay for goods or services substantially in excess of its estimated needs for such items or the fair market value of such items;

(k)                                  any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis, including any such contract providing severance benefits;

(l)                                     any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other similar Contract for the benefit of its current or former directors, officers, and employees;

(m)                               any Contract, agreed order or consent agreement that requires the Company to take any actions or incur any expenses to remedy non-compliance with any Environmental Law;

(n)                                 any collective bargaining Contract or similar agreement;

(o)                                 any Contract between the Company and any Shareholder or any of their respective Affiliates;

(p)                                 any Contract by which the Company is a licensee, licensor, seller or purchaser of any Intellectual Property contained in or used by the Proprietary Computer Software or of any Company Intellectual Property Rights;

(q)                                 any agreement by which the Company indemnifies a third party for infringement of Intellectual Property; and

(r)                                    any other Contract material to the Company or its business.

True, correct and complete copies of each such written Contracts have been provided to Purchaser. All such written Contracts (i) were duly and validly executed and delivered by the Company and, to the Knowledge of the Officers, the other parties thereto and (ii) are valid and in full force and effect.  The Company has fulfilled all material obligations required of the Company under each such Contract to have been performed by it prior to the date hereof, including timely paying all interest on its debt as such interest has become due and payable, and the Company will not be in breach of any material obligations by continuing to operate substantially in the same manner after Closing as before Closing. There are no counterclaims or offsets under any of such Contracts.  No event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by the Company of the transactions contemplated by this Agreement, will exist under any Contract, to which the Company is a party or by which the Company is bound or to which any of the properties, assets or operations of the Company is subject.  There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to the Company under current or completed Contracts, with any Person having the contractual or statutory right to demand or require such renegotiation.  No such Person has made written demand for such renegotiation.  The consummation of the transactions contemplated herein will vest in the Purchaser all rights and benefits under the Contracts and the right to operate the Company’s business and assets under the terms of the Contracts in the manner currently operated and used by the Company.

Section 6.19.                         Supplies.  The Supplies of the Company are of a quantity and quality that have been normal for the Company in the ordinary course of business and are owned by the Company free and clear of any Encumbrances.

Section 6.20.                         Brokers and Finders.  Neither the Company nor the Shareholders have entered into any contract, arrangement or understanding with any Person which may result in the obligation of the Company to pay any finder’s fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby.  There is no claim for payment by the Company or the Shareholders of any investment banking fees, finder’s fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

Section 6.21.                         Intellectual Property.  The Company has rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, trade names, copyrights, software, trade secrets and all other Intellectual Property that are material to its business as now conducted (collectively the “Company Intellectual Property Rights”); provided, however, that respect to the Company’s licensing of generally available commercial software, the foregoing representation shall be qualified by the Knowledge of the Officers.  With specific regards to the Proprietary Computer Software, the Company is the exclusive owner of all Intellectual Property contained in, used by or required to use the Proprietary Computer Software.  The Company does not own any patents.  The Officers have no Knowledge of any infringement by any other Person of any of the Company Intellectual Property Rights or the Proprietary Computer Software and the Company has not entered into any agreement to indemnify any other party against any charge of infringement of any of the Company Intellectual Property Rights or the Proprietary Computer Software.  To the Knowledge of the Officers, the Company has not and does not violate or infringe any intellectual property right of any other Person; provided, however, that the foregoing knowledge qualifier shall not operate to limit the scope of the representation set forth in the first sentence of this Section.  The Company has not received any communication alleging that it or the Proprietary Computer Software violates or infringes the Intellectual Property of any other Person.  The Company has not been sued for infringing any Intellectual Property of another Person.  There is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the Knowledge of the Officers, threatened, that challenges the rights of the Company in respect of the Proprietary Computer Software, the Company Intellectual Property Rights, or that claims that any default exists under any Company Intellectual Property Rights or the Proprietary Computer Software.  Neither the Proprietary

Computer Software nor the Company Intellectual Property Rights are subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator, or other governmental authority.

Section 6.22.                         Relationships.  The Company has not received notice from any customer, supplier or any party (each a “Contract Party”) to any Contract with the Company that such customer, supplier or Contract Party intends to discontinue doing business with the Company, and no customer, supplier or Contract Party has indicated any intention (a) to terminate its existing business relationship with the Company or (b) not to continue its business relationship with the Company, whether as a result of the transactions contemplated hereby or otherwise; provided, however, that for purposes of this Section 6.22, such Contract Parties shall not be deemed to include the Company’s retail customers.

Section 6.23.                         Certain Payments.  Neither the Company nor any shareholder, officer, director or employee of the Company has paid or received or caused to be paid or received, directly or indirectly, in connection with the business of the Company (a) any bribe, kickback or other similar payment to or from any domestic or foreign government or agency thereof or any other Person or (b) any contribution to any domestic or foreign political party or candidate (other than from personal funds of such shareholder, officer, director or employee not reimbursed by the Company or as permitted by applicable law).

Section 6.24.                         Affiliate Transactions.  No Affiliate or employee of the Company has, directly or indirectly, engaged in any business dealings or transactions with the Company during the past three years, except business dealings or transactions inherent in the capacities of director, officer, employee or shareholder.

Section 6.25.                         Books and Records.  The corporate minute books, and other organizational records of the Company are correct and complete in all material respects and the signatures appearing on all documents contained therein are the true signatures of the Person purporting to have signed the same. All actions reflected in said books and records were duly and validly taken in material compliance with the laws of the applicable jurisdiction, and no meeting of the board of directors of the Company or any committee thereof has been held for which minutes have not been prepared and are not contained in the minute books. To the extent that they exist, all personnel files, reports, strategic planning documents, financial forecasts, accounting and Tax records, licenses of Intellectual Property and all other records of every type and description that relate to the business of the Company have been prepared and maintained in accordance with good business practices and, where applicable, in substantial conformity with applicable laws and regulations.  All such books and records are located in the offices of the Company and have been made available for inspection by Purchaser.

Section 6.26.                         Condition and Sufficiency of Assets.  All buildings and improvements owned or leased by the Company are structurally sound.  All equipment owned or leased by the Company is adequate for the uses to which it is being put, and is not in need of maintenance or repairs except for ordinary, routine maintenance, repairs and refurbishments consistent with past practices.  The Proprietary Computer Software and all Company Intellectual Property Rights are adequate for the uses to which they are being put, and are not in need of upgrade, update, maintenance or repairs except for ordinary upgrades, updates, routine maintenance, and repairs consistent with past practices.

Section 6.27.                         Disclosure; Accuracy of Information Furnished.  There is no fact known to the Company or either of the Primary Shareholders (other than general economic conditions or prospective state, county or local business developments) that would have a Material Adverse Effect on the Company that has not been set forth in this Agreement or in the Shareholder Disclosure Letter or otherwise delivered or to be delivered in connection with this Agreement.  No representation, statement, or information contained in this Agreement (including in the Shareholder Disclosure Letter or any other Schedule delivered or to be delivered in connection with this Agreement) or any agreement or document executed in connection herewith or delivered pursuant hereto or thereto or made or furnished to Purchaser or its representatives by the Company or such Shareholder contains any untrue statement of a material fact or omits any material fact necessary to make the information contained therein not misleading.  The Company has provided Purchaser with correct and complete copies of all documents listed or described in this Agreement, in the Shareholder Disclosure Letter, or in any other Schedule delivered or to be delivered in connection with this Agreement.

ARTICLE VII.
ADDITIONAL AGREEMENTS

Section 7.1.                                Taking of Necessary Action; Further Assurances.  The Shareholders, the Company and the Purchaser shall execute and deliver to the other, after the Closing Date, any other instrument which may be reasonably requested by the other and which is reasonably appropriate to perfect or evidence any of the sales, assignments, transfers or conveyances contemplated by this Agreement or to obtain any consents or licenses necessary for the Purchaser or the Company to operate the Company’s business in the manner operated by the Company prior to the Closing Date.

Section 7.2.                                Expenses and Fees.  The Shareholders shall pay all costs and expenses incurred by the Company and the Shareholders in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any and all broker’s commissions, employee bonuses paid in connection with change-of-control or severance arrangements and agreements, the audit fees incurred in connection with Section 7.7, and the fees and expenses of the Company’s and the Shareholders’ attorneys and accountants, and will make all necessary arrangements so that neither the Company (post-Closing) nor the Purchaser will be charged with any such cost or expense.  In addition, unless paid prior to or at the Closing, all such costs and expenses shall be borne by the Shareholders, by accruing for such costs and expenses on the books of the Company prior to Closing (and including such costs and expenses in the calculation of Net Working Capital for purposes of Section 3.3).  The Purchaser shall pay all costs and expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby, including without limitation, the fees and expenses of their attorneys and accountants.

Section 7.3.                                Public Statements.  Except as required by law, the Purchaser shall obtain the written consent of the Shareholder Representative (which will not be unreasonably withheld or delayed), and the Shareholders shall obtain the written consent of the Purchaser (which will not be unreasonably withheld or delayed), prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby.

Section 7.4.                                Notification of Certain Matters.  Each of the Primary Shareholders, Purchaser and the Company agrees to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy, any material failure (or any failure in the case of any covenant, condition or agreement containing any materiality qualification) on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.4 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

Section 7.5.                                Tax Matters.

(a)                                  The Company and the Shareholders have not revoked (and shall not revoke) the Company’s election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362 prior to the Closing.  The Company and the Shareholders have not taken or allowed (and shall not take or allow) any action that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362 prior to the Closing.

(b)                                 The Shareholder Representative shall prepare or cause to be prepared and file or cause to be filed all Income Tax Returns of the Company for all periods ending on or prior to the Closing Date that are due after the Closing Date, and shall pay or cause to be paid any Taxes shown to be due on such Income Tax Returns.  The Shareholder Representative shall permit the Purchaser to review and comment on each such Income Tax Return described in the preceding sentence prior to filing and shall not file such Income Tax Returns without the consent of the Purchaser.  In the event the Purchaser disputes any items reflected on such Tax Returns, then the Shareholder Representative and the Purchaser shall negotiate in good faith and attempt to resolve the disagreement.  If the disagreement is not resolved within 20 days, then the matter shall be submitted to the Neutral Auditor for determination of the disputed items in a manner consistent with the provisions of Section 3.3(b) hereof.  The Purchaser acknowledges that the Company will no longer be eligible for S corporation status after the Closing Date.  Accordingly, a final Form 1120S for the Company will be required to be prepared for the period January 1, 2005 through the end of the Closing Date.  Such Income Tax Return will be prepared by the Shareholder Representative (subject to the review and approval of the Purchaser pursuant to this Section 7.5(b)) allocating income and expenses to this period according to the closing of the books method, in accordance with Section 1362(e) of the Code, in a manner consistent with prior Income Tax Returns of the Company.  To the extent permitted by applicable law, the Shareholders shall include any income, gain, loss, deduction or other tax items for such period on their Tax Returns in a manner consistent with the Schedule K-1s furnished by the Shareholder Representative to the Shareholders for such period.

(c)                                  The Purchaser shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date (“Pre-Closing Tax Returns”).  Such Pre-Closing Tax Returns shall be prepared in compliance with applicable Tax laws and consistent with the past practice of the Company.  Purchaser shall permit the Shareholder Representative or his representative to review and comment on each such Pre-Closing Tax Return prior to filing and shall not file such Tax Returns without the consent of the Shareholder Representative.  In the event the Shareholder Representative disputes any items reflected on such Tax Returns, then the Purchaser and the Shareholder Representative shall negotiate in good faith and attempt to resolve the disagreement.  If the disagreement is not resolved within 20 days, then the matter shall be submitted to the Neutral Auditor for determination of the disputed items in a manner consistent with the provisions of Section 3.3(b) hereof.  The Shareholders shall pay all Taxes of the Company with respect to the periods ending on or prior to the Closing Date.

(d)                                 Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods beginning before the Closing Date that end after the Closing Date (“Straddle Period”).  Purchaser shall permit the Shareholder Representative or his representative to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall not file such Tax Returns without the consent of the Shareholder Representative.  In the event the Shareholder Representative disputes any items reflected on such Tax Returns, then the Purchaser and the Shareholder Representative shall negotiate in good faith and attempt to resolve the disagreement.  If the disagreement is not resolved within 20 days, then the matter shall be submitted to the Neutral Auditor for determination of the disputed items in a manner consistent with the provisions of Section 3.3(b) hereof.  The Shareholders shall reimburse the Company and the Purchaser for any Taxes incurred by the Company or the Purchaser pursuant to this Section attributable to the Pre-Closing Period, within 15 days after receipt of notice of such payment by the Company or the Purchaser to the extent such Taxes were not taken into account in determining Net Working Capital.  For purposes of this Section 7.5(d), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax which relates to the Pre-Closing Period shall (i) in the case of any Taxes (including real estate Taxes and other property Taxes) other than Income Taxes, transfer, sales and use Taxes and other related Taxes based on or measured by income or receipts of the Company, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Income Tax , transfer, sales and use Taxes and other related Taxes based on or measured by income or receipts of the Company, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.

(e)                                  Purchaser, the Company and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party in connection with the filing of Tax Returns pursuant to this Section 7.5 and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Purchaser, the Company and the Shareholders agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser, the Company or the Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Purchaser, the Company or the Shareholders shall allow, as the case may be, the other party to take possession of such books and records.  Purchaser and the Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person or entity as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(f)                                    All Tax sharing agreements or similar agreements, if any, with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(g)                                 All transfer, documentary, sales, use, stamp, registration and such other Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by the Shareholders when due, and the Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(h)                                 Any Tax refund pertaining to the Pre-Closing Period (reduced by any Taxes imposed on the Company as a result of such refund) shall be for the account of, and paid over to the Shareholders on a Pro-Rata Basis, except to the extent such refund was taken into account in determining the Net Working Capital of the Company.

(i)                                     Any payments made to the Shareholders, Company or Purchaser pursuant to the indemnification provisions of this Agreement shall constitute an adjustment of the consideration paid for the stock of Company for Tax purposes and shall be treated as such by the Shareholders, Company and Purchaser on their Tax Returns to the extent permitted by law.

(j)                                     The Company and each Shareholder shall join with Purchaser in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the Common Stock (“Section 338(h)(10) Election”) with respect to the acquisition of the Company pursuant to this Agreement.  The Company, Shareholders and Purchaser shall cooperate fully with each other in the making of such election.  In particular, Purchaser shall be responsible for the preparation and filing of a Form 8023, and any analogous forms under state, local or foreign law (the “Section 338 Forms”) required under applicable Tax law to be filed in connection with making the Section 338(h)(10) Election and shall provide such Section 338 Forms to each Shareholder for review and execution prior to timely making such Section 338(h)(10) Election.  Purchaser shall permit the Shareholders to review and comment on such Section 338 Forms as completed and shall consider in good faith such revisions to such Section 338 Forms as reasonably requested by the Shareholders, to the extent such revisions are supported by this Agreement and the Allocation

Schedule.  Each Shareholder shall execute the Section 338 Forms within 30 days following receipt of such Section 338 Forms, but in no event later than 30 days prior to the due date for making the Section 338(h)(10) Election (“Due Date”).  Purchaser shall cause the Section 338 Forms to be duly executed by an authorized officer of Purchaser and provide a copy of the executed Section 338 Forms to each Shareholder on or before the Due Date.  Prior to the Due Date, Purchaser shall duly and timely file the Section 338 Forms as prescribed by Section 338 of the Code and the Treasury Regulations thereunder or the corresponding provisions of applicable state tax law.  Purchaser and the Shareholders shall provide to one another all necessary information to permit the Section 338(h)(10) Election to be made, and Purchaser and the Shareholders shall take all necessary actions to effect and preserve a timely Section 338(h)(10) Election.  The Shareholders will include any income, gain, loss, deduction, or other tax item resulting from a Section 338(h)(10) Election on their Tax Returns to the extent required by applicable law.  The Shareholders shall also pay any Tax imposed on the Company attributable to the making of a Section 338(h)(10) Election (including, but not limited to, any Taxes imposed under Section 1374 of the Code and any state, local or foreign Taxes imposed thereon) and shall indemnify Purchaser and the Company against any claims or obligations arising out of any failure to pay any such Taxes.  Purchaser and the Shareholders agree that the Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including Tax and financial accounting purposes) in a manner (i) consistent with Sections 338 and 1060 of the Code and the Treasury Regulations promulgated thereunder in relation to the Section 338(h)(10) Election and (ii) as determined pursuant to this Section 7.5(j).  Buyer shall prepare or cause to be prepared a schedule of such allocation to the assets of the Company (“Allocation Schedule”).  Buyer shall permit the Shareholder Representative to review and comment on such Allocation Schedule and shall make such changes as are reasonably requested.  In the event that the Buyer and Shareholder Representative cannot agree upon the allocation of the Purchase Price, the Buyer and Shareholder Representative shall negotiate in good faith and attempt to resolve the disagreement.  If the disagreement is not resolved within 20 days, but no later than 90 days prior to the Due Date, then the matter shall be submitted to the Neutral Auditor for determination of the disputed items in a manner consistent with the provisions of Section 3.3(b) hereof.

Section 7.6.                                Non-Competition and Non-Solicitation Covenants.

(a)                                  In consideration of the substantial Purchase Price being paid by the Purchaser for the Company, including its business and customer goodwill, and the substantial consideration being paid to Timothy Knight for his shares of the Common Stock, and in order to protect the Purchaser’s legitimate business interests in the Company and the confidential information (including trade secrets) and the value and goodwill of Purchaser’s and the Company’s business, and to reduce the likelihood of irreparable damage which would occur in the event such information is provided to or used by a competitor of Purchaser or the Company, Timothy Knight agrees, for so long as he is an employee of Purchaser, the Company or an Affiliate thereof (the “Employment Period”) and for an additional period thereafter until the later of  two years from the Closing or one year from the end of the Employment Period (the “Non-Competition Term”), not to, directly or indirectly, either through any form of ownership or as an individual, director, officer, principal, agent, employee, employer, adviser, consultant, shareholder (other than passive investments in public companies by Timothy Knight resulting in less than 2% ownership of each such company), partner, or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any Person, without the prior written consent of Purchaser (which consent may be withheld in its reasonable discretion), engage in any manner in the Business, as defined below, in the United States of America or any other location where either Purchaser or the Company has conducted or currently is conducting business as of the date of this Agreement or conducts business during the Employment Period or the Non-Competition Term.  For purposes of this Section 7.6, “Business” means (i) online investor analytical tools and (ii) investor education industries (whether or not online).  Any such acts during the Employment Period and/or the Non-Competition Term shall be considered breaches and violations of this Agreement.

(b)                                 Timothy Knight also agrees that, during the Employment Period and for an additional period of two years from the end of the Employment Period  (the “Non-Solicitation Term”), neither he nor any individual, partner(s), limited partnership, corporation or other entity or business with which he is in any way affiliated, including without limitation, any partner, limited partner, director, officer, shareholder or employee of any such entity or business, will request, induce or attempt to influence, directly or indirectly, any employee of Purchaser or the Company to terminate their employment with Purchaser or the Company, as applicable.  Timothy Knight further agrees that, during the Non-Solicitation Term, he shall not, directly or indirectly, as an individual, employee, agent, consultant, owner, director, partner or in any other individual or representative capacity of any other Person, solicit or encourage any present or future customer or client of Purchaser or the Company to terminate, limit or otherwise adversely alter his, her or its relationship with Purchaser or the Company, as applicable, or seek to provide goods and services related to the Business to any present or future clients or customers of Purchaser or the Company.

(c)                                  Timothy Knight hereby acknowledges that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this Section 7.6 are reasonable and are no broader than are necessary to protect the legitimate business interests of Purchaser and the Company, including protecting the value and goodwill of Purchaser in acquiring the stock of the Company, including its business, assets and customer goodwill.  Timothy Knight further acknowledges that Purchaser would not have entered into this Agreement, pay the substantial Purchase Price for the capital stock of the Company, including the Company’s business and customer goodwill, or pay to Timothy Knight’s the substantial consideration for his shares of Common Stock, but for his covenants or promises contained in this Section 7.6.

(d)                                 It is the desire and intent of the Parties that the provisions of this Section 7.6 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, although Timothy Knight agrees that the restrictions contained in this Section 7.6 are reasonable for the purposes of preserving the business of Purchaser and the Company and its proprietary rights, if any particular provision of this Section 7.6 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.  Notwithstanding the preceding sentence, it is expressly understood and agreed that, although Timothy Knight agrees that the restrictions contained in this Section 7.6 are reasonable, if a final determination is made by a court of competent jurisdiction or pursuant to an arbitration in accordance with this Agreement that the scope, time or territory or any other restriction contained in this Section 7.6 is unenforceable against him, the provisions of this Section 7.6 shall be deemed reformed to apply as to such maximum scope, time and territory and to such maximum extent as such court or arbitration may finally determine to be enforceable.

(e)                                  Timothy Knight acknowledges that damages at law would be an inadequate remedy for the breach or threatened breach by Timothy Knight of any provision of this Section 7.6, and agrees in the event of such breach or threatened breach that Purchaser or the Company or any Affiliate thereof may obtain temporary and permanent injunctive relief (any requirements for posting of bond for injunction are hereby expressly waived) restraining Timothy Knight from such breach, and, to the extent permissible under applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit.  Nothing contained in this Agreement shall be construed as prohibiting Purchaser or the Company or any Affiliate thereof from pursuing other remedies available at law or in equity for such breach or threatened breach of this Section 7.6.

Section 7.7.                                Audit Matters.  The Shareholders shall cause Tanner + Co., P.C. to prepare, and shall deliver to Purchaser within 60 days of the date of this Agreement, audited financial statements for Company for the years ended December 31, 2003 and 2004.  In addition, unless paid prior to or at Closing, the costs associated with the preparation of such audited financial statements shall be borne by the Shareholders, by accruing for such costs on the books of the Company prior to Closing (and including such costs in the calculation of Net Working Capital for purposes of Section 3.3).

Section 7.8.                                Appointment of the Shareholder Representative.

(a)                                  The Shareholders hereby designate Timothy Knight (the “Shareholder Representative”) to act as agent and attorney-in-fact for each of the other Shareholders, to give and receive notices and communications, and to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the Shareholder Representative’s express obligations hereunder.  Any vacancy in the position of Shareholder Representative may be filled, and the Shareholder Representative may be replaced, by approval of the holders of a majority in interest of the Escrow Funds.

(b)                                 The Shareholder Representative shall not be liable to the other Shareholders for any act done or omitted hereunder as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment.  The Shareholders shall severally indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative.

ARTICLE VIII.
INDEMNIFICATION

Section 8.1.                                The Shareholders’ Indemnity Obligations.  Subject to the limitations set forth in this Article VIII, the Shareholders shall, on a Pro-Rata Basis or Primary Pro-Rata Basis, as applicable and as set forth herein, indemnify, defend and hold harmless the Company, Purchaser and each of the Company’s and Purchaser’s respective officers, directors, employees, agents, representatives and Affiliates (each a “Purchaser Indemnified Party”) from and against any and all claims (including, without limitation, Environmental Claims), actions, causes of action, arbitrations, proceedings, losses, damages, remediations, liabilities, strict liabilities, judgments, fines, penalties and expenses, including, without limitation, reasonable attorneys’ fees(collectively, the “Indemnified Amounts”), paid, imposed on or incurred by a Purchaser Indemnified Party, directly or indirectly, (a) relating to, resulting from or arising out of (i) any breach or misrepresentation in any of the representations and warranties made by or on behalf of any Shareholder in this Agreement or any certificate or instrument delivered in connection with this Agreement, (ii) any violation or breach by any Shareholder of, or default by any Shareholder under, any of the covenants made by or on behalf of any Shareholder in this Agreement or any certificate or instrument delivered in connection with this Agreement, (iii) any Environmental Claim and/or any violation of any Environmental Law if such Environmental Claim or violation relates, directly or indirectly, to events, conditions, operations, facts or circumstances which occurred or commenced on or prior to the Closing Date, (iv) any Taxes incurred by the Shareholders, the Company, or the Purchaser as a result of the consummation of the transactions contemplated by this Agreement (including United States federal income Taxes under Section 1374 of the Code), (v) any Taxes (or the non-payment thereof) of (1) the Company or the Shareholders for the Pre-Closing Period and (2) any other Person imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring on or prior to the Closing, or (vi) any claim (1) for workers’ compensation benefits based on an injury suffered by any employee or contractor prior to the Closing Date, or (2) for fees, assessments, sanctions, fines or penalties imposed by any Governmental Authority resulting from or related to the Purchaser’s failure to maintain workers’ compensation insurance, or (b) relating to, resulting from or arising out of any allegation of a third party of the events described in Sections 8.1(a)(i) through (vi) above.  For purposes of this Section 8.1, Indemnified Amounts shall include without limitation those Indemnified Amounts ARISING OUT OF THE STRICT LIABILITY (INCLUDING BUT NOT LIMITED TO STRICT LIABILITY ARISING PURSUANT TO ENVIRONMENTAL LAWS) OR NEGLIGENCE OF THE COMPANY PRIOR TO THE CLOSING WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE.

Section 8.2.                                Purchaser’s Indemnity Obligations.  Purchaser shall indemnify and hold harmless the Shareholders and each of the Shareholders’ agents, representatives and Affiliates (each a “Shareholder Indemnified Party”) from and against any and all Indemnified Amounts incurred by a Shareholder Indemnified Party as a result of (a) relating to, resulting from or arising out of (i) any breach or misrepresentation in any of the representations and warranties made by or on behalf of Purchaser in this Agreement or any certificate or instrument delivered in connection with this Agreement, or (ii) any violation or breach by Purchaser of, or default by Purchaser under, any of the covenants made by Purchaser in this Agreement or any certificate or instrument delivered in connection with this Agreement, or (b) relating to, resulting from or arising out of any allegation of a third party of the events described in Sections 8.2(a)(i) and (ii) above.

Section 8.3.                                Indemnification Procedures.  All claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)                                  A party claiming indemnification under this Agreement (an “Indemnified Party”) shall with reasonable promptness (i) notify the party from whom indemnification is sought (the “Indemnifying Party”) of any third-party claim or claims asserted against the Indemnified Party (“Third-Party Claim”) for which indemnification is sought and (ii) transmit to the Indemnifying Party a copy of all papers served with respect to such claim (if any) and a written notice (“Claim Notice”) containing a description in reasonable detail of the nature of the Third-Party Claim, an estimate of the amount of damages attributable to the Third-Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party’s request for indemnification under this Agreement.

(b)                                 Within 15 days after receipt of any Claim Notice (the “Election Period”), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party with respect to such Third-Party Claim and (ii) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third-Party Claim.

(c)                                  If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third-Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third-Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 8.3. The Indemnifying Party shall have full control of such defense and proceedings. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party, to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall reasonably deem necessary or appropriate to protect its interests. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the Person asserting the Third-Party Claim or any cross-complaint against any Person, at the Indemnifying Party’s sole cost and expense.  Except as otherwise provided herein, the Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 8.3 and shall bear its own costs and expenses with respect to such participation.

(d)                                 If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to the preceding paragraph, or if the Indemnifying Party elects to defend the Indemnified Party but fails to prosecute or settle the Third-Party Claim as herein provided, or if the Indemnified Party reasonably objects to such election on the grounds that counsel for such Indemnifying Party cannot represent both the Indemnified Party and the Indemnifying Parties because such representation would be reasonably likely to result in a conflict of interest, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third-Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled.  In such a situation, the Indemnified Party shall have full control of such defense and proceedings and the Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.3, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(e)                                  The Indemnifying Party shall not settle or compromise any Third-Party Claim unless (i) the terms of such compromise or settlement require no more than the payment of money (i.e., such compromise or settlement does not require the Indemnified Party to admit any wrongdoing or take or refrain from taking any action), (ii) the full amount of such monetary compromise or settlement will be paid by the Indemnifying Party, and (iii) the Indemnified Party receives as part of such settlement a legal, binding and enforceable unconditional satisfaction and/or release, in form and substance reasonably satisfactory to it, providing that such Third-Party Claim and any claimed liability of the Indemnified Party with respect thereto is being fully satisfied by reason of such compromise or settlement and that the Indemnified Party is being released from any and all obligations or liabilities it may have with respect thereto. The Indemnified Party shall not settle or admit liability to any Third-Party Claim without the prior written consent of the Indemnifying Party unless (x) the Indemnifying Party has disputed its potential liability to the Indemnified Party, and such dispute either has not been resolved or has been resolved in favor of the Indemnifying Party, or (y) the Indemnifying Party has failed to respond to the Indemnified Party’s Claim Notice.

(f)                                    In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third-Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party’s request for indemnification under this Agreement.

Section 8.4.                                Indemnifiable Damage Threshold; Other Limitations.

(a)                                  Notwithstanding anything to the contrary contained herein, neither the Purchaser Indemnified Parties nor the Shareholder Indemnified Parties shall receive any payment in connection with a claim for indemnification from a breach or misrepresentation in any of the representations and warranties made in this Agreement (other than those set forth in Sections 5.1, 5.2, 5.3, 6.1, 6.2, 6.4 or 6.12) that does not involve fraud, willful breach or intentional misrepresentation by the Indemnifying Party unless and until Indemnified Amounts in an aggregate amount greater than $50,000 (the “Threshold”) have been incurred, paid or properly accrued by the Purchaser Indemnified Parties or the Shareholder Indemnified Parties, as applicable, in which case the Purchaser Indemnified Parties or the Shareholder Indemnified Parties, as applicable, may make claims for indemnification, and receive payment therefor, for all Indemnified Amounts (regardless of the Threshold).

(b)                                 In connection with any claim for indemnification under this Agreement, each Indemnified Party shall use reasonable commercial efforts to mitigate, reduce or eliminate any Indemnified Amounts which may be incurred, paid or accrued by such Indemnified Party.  All Indemnified Amounts recoverable by an Indemnified Party hereunder shall be net of insurance proceeds and tax benefits received by such Indemnified Party, after subtracting any costs of recovery and the amount of premiums paid, and making adjustment for future premium increases.  Indemnified Amounts shall specifically exclude punitive damages in all cases other than fraud (except with respect to punitive damages incurred, paid or accrued by an Indemnified Party as a result of a third-party claim or allegation), and to the extent arising from a breach of representations and warranties shall exclude consequential, special and incidental damages (except with respect to consequential, special and incidental damages incurred, paid or accrued by an Indemnified Party as a result of a third-party claim or allegation).

Section 8.5.                                Limitation of Liability.

(a)                                  Notwithstanding anything to the contrary contained in this Article VIII, with respect to Indemnified Amounts arising out of, or resulting from or in connection with any breach of the representations or warranties of an Other Shareholder in Sections 5.1, 5.2, and 5.3, or the covenants of an Other Shareholder in Article III, the aggregate liability of such Other Shareholder shall be limited to such Other Shareholder’s share of the Purchase Price, as calculated on a Pro-Rata Basis.

(b)                                 Notwithstanding anything to the contrary contained in this Article VIII, the aggregate liability of the Primary Shareholders for indemnification pursuant to Section 8.1 shall be limited to $4,000,000 (apportioned on a Primary Pro-Rata Basis); provided, however, that with respect to Indemnified Amounts arising out of, or resulting from or in connection with (i) any breach of the representations or warranties of a Primary Shareholder in Sections 6.1, 6.2, 6.4, and 6.12, as qualified by the Shareholder Disclosure Letter, (ii) any breach of the covenants of a Primary Shareholder in Article III, or (iii) any fraud, willful breach or intentional misrepresentation by Andreas Bechtolsheim, the aggregate liability of such Primary Shareholder shall be limited to such Primary Shareholder’s share of the Purchase Price, as calculated on a Primary Pro-Rata Basis; provided, further, that with respect to Indemnified Amounts arising out of, or resulting from or in connection with any fraud, willful breach or intentional misrepresentation by Timothy Knight, the aggregate liability of such Primary Shareholder shall be unlimited by this Agreement.

(c)                                  Notwithstanding anything to the contrary contained in this Article VIII, the aggregate liability of the Purchaser for indemnification pursuant to Section 8.2 shall be limited to $4,000,000; provided, however, that with respect to Indemnified Amounts arising out of, or resulting from or in connection with any fraud, willful breach or intentional misrepresentation by Purchaser, the aggregate liability of Purchaser shall be limited to $8,000,000.

(d)                                 Notwithstanding anything to the contrary contained in this Article VIII,

resort to indemnification pursuant to Sections 8.1 or 8.2 shall be the exclusive contractual remedy of the Parties for any breach of any representation, warranty, covenant or other provision of this Agreement, except with respect to Indemnified Amounts arising out of, or resulting from or in connection with any fraud, willful breach or intentional misrepresentation.

Section 8.6.                                Determination of Indemnified Amounts.  The Indemnified Amounts payable by an Indemnifying Party hereunder shall be determined (a) by the written agreement of the parties, (b) by mediation, (c) by a final judgment or decree of any court of competent jurisdiction, or (d) by any other means agreed to in writing by the Parties.  A judgment or decree of a court shall be deemed final when the time for appeal, if any, has expired and no appeal shall have been taken or when all appeals taken have been fully determined.

ARTICLE IX.
GENERAL PROVISIONS

Section 9.1.                                Nature of Shareholders’ Obligations.  The covenants of each Shareholder in Article III concerning the sale of his, her or its Common Stock of the Company to the Purchaser, and the representations and warranties of each Shareholder in Articles V and VI (whether Primary Shareholder or Other Shareholder), are several and not joint obligations.  This means that, except as provided in the proviso to the preceding sentence, (a) an individual Shareholder making a representation, warranty or covenant shall be solely responsible to the extent provided in Section 8.1 above for any Indemnifiable Amount Purchaser may suffer as a result of any breach thereof and (b) the Primary Shareholders are responsible for the remainder of the representations, warranties and covenants in this Agreement based on each Primary Shareholder’s portion of any Indemnifiable Amount (calculated on a Primary Pro-Rata Basis) that Purchaser may suffer as a result of any breach thereof as set forth in Section 8.1.

Section 9.2.                                Survival.  The representations and warranties set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall be continuing and shall survive the Closing for a period of 18 months following the Closing Date; provided, however, that the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 6.1, 6.2, and 6.4 hereof shall survive the Closing indefinitely, and the representations and warranties set forth in Sections 6.12 and 6.16 shall survive the Closing until the later of 18 months following the Closing Date or the expiration of applicable statute of limitations; provided, further, that in the case of all such representations and warranties there shall be no such termination with respect to any such representation or warranty as to which a bona fide claim has been asserted by written notice of such claim delivered to the Party or Parties making such representation or warranty (or otherwise obligated with respect thereto) prior to the expiration of the applicable survival period.  The covenants and agreements (including, but not limited to, the indemnification obligations) set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall be continuing and survive Closing until fully performed; provided, however, that the indemnification obligations of the parties hereto set forth in Sections 8.1(a)(i) and 8.2(a)(i) with respect to a breach of a representation or warranty shall terminate at the time such particular representation or warranty shall terminate.  The indemnification obligations of the Parties set forth in Sections 8.1(a)(ii) through (vi) and Section 8.2(a)(ii) shall be continuing and survive Closing until fully performed.

Section 9.3.                                Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by a nationally recognized overnight delivery service (with written confirmation of delivery), mailed by registered or certified mail (return receipt requested) or sent via facsimile (with written confirmation of delivery) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                  If to Purchaser or the Company (post-Closing) to:

INVESTools Inc.

5959 Corporate Drive

Suite LL250

Houston, Texas 77036

Attention: Paul A. Helbling

Telecopy: (281) 588-9797

with a copy to:

Locke Liddell & Sapp LLP

3400 Chase Tower

600 Travis Street

Houston, Texas 77002

Attention: John Andrew Mouer

Telecopy:  (713) 229-2660

(b)                                 if to the Shareholders, to:

Timothy Knight

Prophet Financial Systems, Inc.

658 High Street

Palo Alto, CA 94301

Telecopy:  (650) 322-4184

with a copy to:

Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Attention:  Ora Fisher

Telecopy:  (650) 463-2600

Section 9.4.                                Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the interpretation of this Agreement.  In this Agreement, unless a contrary intention is specifically set forth, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (ii) reference to any Article or

Section means such Article or Section hereof.  No provision of this Agreement shall be interpreted or construed against any Party solely because such Party or its legal representative drafted such provision.

Section 9.5.                                Miscellaneous.  This Agreement (including by incorporation the documents and instruments referred to herein, in the Exhibits attached hereto, in the Purchaser Disclosure Letter, the Shareholder Disclosure Letter, and the other Schedules delivered or to be delivered in connection with this Agreement) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise except that Purchaser may assign this Agreement to any other wholly owned Subsidiary of Purchaser, but no such assignment shall relieve Purchaser of its obligations hereunder.

Section 9.6.                                Governing Law.  THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, INCLUDING WITH REGARD TO VALIDITY, INTERPRETATION AND EFFECT, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

Section 9.7.                                Jurisdiction.  Any process against a Party in, or in connection with, any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement may be served personally or by certified mail at the address set forth in Section 9.3 with the same effect as though served on it or them personally.  Each Party hereby irrevocably submits in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement to the jurisdiction of the United States District Court for the Northern District of California, and the jurisdiction of any court of the State of California located in Santa Clara County, and hereby waives any and all objections to jurisdiction and review that it or they may have under the laws of California or the United States.

Section 9.8.                                Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  In addition, execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such party.  Any such facsimile copies shall constitute enforceable original documents.

Section 9.9.                                Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party, and its respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.10.                         Amendment.  This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the Parties;

provided that no signature shall be required from the Other Shareholders in connection with such amendment, modification or supplement, unless such amendment, modification or supplement is respect to Articles III, V or VIII, or Sections 7.3 or 7.8.

Section 9.11.                         Validity; Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.  If any court determines that any part or provision of this Agreement is invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and shall be given full force and effect and remain binding upon the Parties.  Furthermore, the court shall have the power to replace the invalid or unenforceable part or provision with a provision that accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner.  Such replacement shall apply only with respect to the particular jurisdiction in which the adjudication is made.

[Signature Page Follows]

IN WITNESS WHEREOF, the Purchaser, the Company and the Shareholders have executed and delivered this Agreement effective as of the date first written above.

INVESTOOLS INC.

/s/ Lee K. Barba
Lee K. Barba
Chief Executive Officer

PROPHET FINANCIAL SYSTEMS, INC.

/s/ Timothy Knight
Timothy Knight
President and Chief Executive Officer

SHAREHOLDERS

/s/ Laird Foshay
Laird Foshay

/s/ Francesca Freedman
Francesca Freedman

/s/ Larry Hamel
Larry Hamel

/s/ Yen-Chi Huang
Yen-Chi Huang

/s/ Yen-Chi Huang
Yen-Chi Huang, as Custodian for Ethan Knight

until Age 21 under the California Uniform Transfers to Minors Act

/s/ Eric Koepfle
Eric Koepfle

/s/ Robert K. Lockstone
Robert K. Lockstone

/s/ Barbara Nakahama
Barbara Nakahama

/s/ Russ Ovans
Russ Ovans

/s/ Scott Posey
Scott Posey

/s/ Adisorn Ratanakovit
Adisorn Ratanakovit

/s/ Sam Safyan
Sam Safyan

/s/ M. Jai Saxena
M. Jai Saxena

/s/ Alexander Yee
Alexander Yee

/s/ Jeanine Yost
Jeanine Yost

EXHIBIT A

Other Shareholders

Laird Foshay

Francesca Freedman

Larry Hamel

Yen-Chi Huang

Yen-Chi Huang, as Custodian for Ethan Knight until Age 21
under the California Uniform Transfers to Minors Act

Eric Koepfle

Robert K. Lockstone

Barbara Nakahama

Russ Ovans

Scott Posey

Adisorn Ratanakovit

Sam Safyan

M. Jai Saxena

Alexander Yee

Jeanine Yost

1

EXHIBIT B

Glossary

For purposes of this Agreement, the following terms shall have the meaning specified or referred to below when initially capitalized (or if not initially capitalized, unless the context clearly requires otherwise) when used in this Agreement.

“Actual Adjustment Amount” is defined in Section 3.3.

“Additional Agreement” is defined in Section 3.6.

“Adjustment Amount” means an amount equal to the Company’s Indebtedness as of Closing plus the amount by which the Company’s Net Working Capital as of Closing is less than $200,000 (or in the alternative, minus the amount by which the Company’s Net Working Capital as of Closing is greater than $200,000).

“Affiliate(s)” with respect to any Person, means any Person, directly or indirectly, controlling, controlled by or under common control with such Person, and any natural Person who is an officer, director or partner of such Person and any members of their immediate families living within the same household. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Allocation Schedule” is defined in Section 7.5(j).

“Business Facility” or “Business Facilities” includes any property (whether real or personal) which the Company or any of its Subsidiaries currently leases, operates, or owns or manages in any manner or which the Company or any of its Subsidiaries or any of their respective organizational predecessors formerly leased, operated, owned or managed in any manner.

“Claim Notice” is defined in Section 8.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Financial Statements” is defined in Section 6.5.

“Company Intellectual Property Rights” is defined in Section 6.21.

“Company Permits” is defined in Section 6.10.

“Consideration Schedule”  is defined in Section 3.2.

“Contract Party” is defined in Section 6.22.

“Contracts” is defined in Section 6.18.

1

“Election Period” is defined in Section 8.3.

“Employee Benefit Plan” is defined in Section 6.13.

“Employee Schedule” is defined in Section 6.14.

“Employment Period” is defined in Section 7.6.

“Employment Agreement” is defined in Section 3.6.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, equity, trust, equitable interest, claim, easement, right-of-way, servitude, right of possession, lease tenancy, license, encroachment, burden, intrusion, covenant, infringement, interference, proxy, option, right of first refusal, community property interest, defect, exception, condition, restriction, reservation, limitation, impairment, imperfection of title, restriction on or condition to the voting of any security, restriction on the transfer of any security or other asset, restriction on the receipt of any income derived from any security or other asset, and restriction on the possession, use, exercise or transfer of any other attribute of ownership, whether based on or arising from common law, constitutional provision, statute or contract.

“Environmental Claim” means any claim; litigation; demand; action; cause of action; suit; loss; cost, including, but not limited to, attorneys’ fees, diminution in value, and expert’s fees; damage; punitive damage; fine; penalty; expense; liability; criminal liability; strict liability; judgment; governmental or private investigation and testing; notification of status of being potentially responsible for clean-up of any facility or for being in violation or in potential violation of any Requirement of Environmental Law; proceeding; consent or administrative orders, agreements or decrees; lien; personal injury or death of any Person; or property damage, whether threatened, sought, brought or imposed, that is related to or that seeks to recover losses, damages, costs, expenses and/or liabilities related to, or seeks to impose liability for: (i) noncompliance with or obligations (including without limitation for responding to and/or remediating Materials of Environmental Concern) under Environmental Laws; (ii) exposure of persons or property to Materials of Environmental Concern and the effects thereof; (iii) the release or threatened release of Materials of Environmental Concern; or (iv) injury to, death of or threat to the health or safety of any Person or persons caused directly or indirectly by Materials of Environmental Concern.

“Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, guidance document, order, consent agreement, order or consent judgment, decree, injunction, requirement or agreement with any governmental entity or any judicial or administrative decision relating to the protection, preservation or restoration of the environment, human health or safety, worker protection, or community’s right to know.

“Environmental Permits” means all permits, licenses, certificates, registrations, identification numbers, applications, consents, approvals, variances, notices of intent, and exemptions necessary for the ownership, use and/or operation of any current Business Facility or to conduct the Company’s business as currently conducted in compliance with Environmental

2

Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent”is defined in Section 3.5.

“Escrow Agreement”is defined in Section 3.5.

“Escrow Funds”is defined in Section 3.5.

“Estimated Adjustment Amount” is defined in Section 3.3.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” or “Governmental Authorities” means any nation or government, any state or political subdivision thereof and any agency or entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

“Governmental Authorization” means any permit (including without limitation Environmental Permits), license, franchise, approval, certificate, consent, ratification, permission, confirmation, endorsement, waiver, certification, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Income Tax” or “Income Taxes” means a Tax on or measured by net income, or a Tax that may have different bases for computing the Tax, if at least one such base is net income.

“Income Tax Return” means a Tax Return relating to Income Taxes.

“Indebtedness” means the aggregate long-term indebtedness and all other long-term liabilities of the Company determined in accordance with GAAP

“Indemnified Amounts” is defined in Section 8.1.

“Indemnified Party” is defined in Section 8.3.

“Indemnifying Party” is defined in Section 8.3.

“Indemnity Notice” is defined in Section 8.3.

“Intellectual Property” means all concepts, inventions (whether or not protected under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protected under copyright laws), Moral Rights, mask works, trademarks, trade names, trade dress, trade secrets, publicity rights, names, likenesses, know-how, ideas (whether or not protected under trade secret laws), and all other subject matter protected under patent (or which is not patented, but is subject matter that is protected under patent law), copyright,  mask work, trademark, trade secret, or other laws, whether statutory or common law, in any

3

jurisdiction in the world, for and in all media now known or later developed, including without limitation all new or useful art, proprietary processes, plans, designs, systems, models, ratios, combinations, discoveries, formulae, algorithms, specifications, manufacturing techniques, technical developments, systems, computer architecture, artwork, software, programming, applets, scripts, designs, processes, and methods of doing business.

“Knowledge” means, with respect to a Person, the knowledge of such Person after reasonable inquiry, including the knowledge such Person reasonably could be expected to have as a result of their position, responsibilities and such inquiry.  In addition, the “Knowledge of the Officers” shall be deemed to include the Knowledge of both Timothy Knight and his wife, Yen-Chi Huang, for all purposes in this Agreement.

 “Legal Requirement” means any law, statute, ordinance, decree, requirement, Order, treaty, proclamation, convention, rule or regulation (or interpretation of any of the foregoing) of, and the terms of any Governmental Authorization issued by, any Governmental Authority.

“Liability” or “Liabilities” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

“Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that is, or could reasonably be anticipated to be, individually or in the aggregate, materially adverse to the business, assets (including intangible assets), liabilities, financial condition, results of operations, or properties (including intangible properties) of the Company and all of its Subsidiaries or Purchaser and all of its Subsidiaries, as applicable, taken as a whole; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the business of the Company and its Subsidiaries, or Purchaser and all of its Subsidiaries, as applicable, (2) national or international political or social conditions, (3) financial, banking or securities markets or (4) the announcement of this Agreement and the transactions contemplated hereby.

“Materials of Environmental Concern” means (i) those substances included within the statutory and/or regulatory definitions or listings of “hazardous substance,” “solid waste,” “medical waste,” “special waste,” “hazardous waste,” “extremely hazardous substance,” “regulated substance,” “hazardous materials,” or “toxic substances,” under any Environmental Law; (ii) any material, waste or substance which is or contains: (A) petroleum, oil or a fraction thereof, (B) explosives, or (C) radioactive materials (including naturally occurring radioactive materials); and (iii) such other substances, materials, or wastes that are or become classified or regulated as hazardous or toxic under any applicable federal, state or local law or regulation.  To the extent that the laws or regulations of any applicable state or local jurisdiction establish a meaning for any term defined herein through reference to federal Environmental Laws which is broader than the meaning under such federal Environmental Laws, such broader meaning shall apply.

4

“Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country, or under any treaty.

“Net Working Capital” means the aggregate current assets of the Company less the aggregate current liabilities of the Company (which liabilities shall include any deferred revenues) determined in accordance with GAAP, including, but not limited to, all brokers’, finders’, attorneys’, accountants’, investment banking and other fees, costs and expenses incurred by the Company (including the audit expenses, costs and fees incurred in accordance with Section 7.7 and any and all fees, costs and expenses incurred on behalf of any of the Shareholders) in connection with the preparation, negotiation, execution and performance of this Agreement or any transactions contemplated by the Agreement, but excluding any Indebtedness deducted from the Purchase Price pursuant to any adjustment made in accordance with Section 3.3.

“Neutral Auditor” is defined in Section 3.3.

“Non-Competition Term” is defined in Section 7.6.

“Non-Solicitation Term” is defined in Section 7.6.

“Option Schedule” is defined in Section 3.4.

“Order” means any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

“Ownership Schedule”  is defined in Section 6.2.

“Person” means any individual, partnership, company, organization, joint venture, corporation, limited liability company, association, trust, unincorporated organization, Governmental Authority, or any other person or entity.

“Permitted Encumbrance” means (i) liens for current Taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not detract from the value, or interfere with the present use or marketability of the property subject thereto or affected thereby, or otherwise impair the Company’s business operations (in the manner presently carried on by the Company), or (iii) any lien securing any debt or obligation described in the Shareholder Disclosure Letter which is expressly referenced as being secured.

 “Pre-Closing Period” means all periods ending on or before the Closing Date and any periods that include (but do not end on) the Closing Date.

“Pre-Closing Tax Return” is defined in Section 7.5.

“Primary Pro-Rata Basis” means, with respect to the share of any Primary Shareholder in

5

a particular amount, that fraction equal to the number of shares of Common Stock the Primary Shareholder holds immediately prior to the Closing, as set forth in the Ownership Schedule, over the total number of outstanding shares of Common Stock held by all Primary Shareholders immediately prior to the Closing.  Such fraction for each Primary Shareholder is also set forth on the Ownership Schedule.

“Proprietary Computer Software” means those computer software programs, including both object and source code versions, applications and databases, used or developed by the Company that are material to its business as now conducted, including without limitation those that are listed in the Shareholder Disclosure Letter.

“Pro-Rata Basis” means with respect to the share of any Shareholder in a particular amount that fraction equal to the number of shares of Common Stock the Shareholder holds immediately prior to the Closing, as set forth in the Ownership Schedule, over the total number of outstanding shares of Common Stock immediately prior to the Closing.  Such fraction for each Shareholder is also set forth on the Ownership Schedule.

“Purchaser Disclosure Letter” is defined in the introduction to Article IV.

“Purchaser Indemnified Party” is defined in Section 8.1.

“Purchaser SEC Reports” means Purchaser’s Form 10-K for the fiscal year ended December 31, 2003, all quarterly reports on Form 10-Q filed with the SEC since January 1, 2004, and all reports on Form 8-K filed with the SEC since November 15, 2004 and through the date hereof, including all exhibits, amendments and supplements thereto.

“Salary Increase Schedule” is defined in Section 6.14.

“SEC” means the U.S. Securities and Exchange Commission.

“Shareholder Disclosure Letter” is defined in the introduction to Article VI.

“Shareholder Indemnified Party” is defined in Section 8.3.

“Shareholder Representative” is defined in Section 7.8.

“Stock Sale” is defined in the recitals to the Agreement.

“Straddle Period” is defined in Section 7.5(d).

“Subsidiary” or “Subsidiaries” means, when used with reference to an entity, any other entity or entities of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

“Taxes” means any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding,

6

social security, occupation, use, severance, environmental, license, net worth, payroll, employment, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“Tax Return(s)” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and documents (i) with respect to or accompanying payments of estimated Taxes or (ii) with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, including any schedule or attachment thereto and any amendment thereof.

“Third-Party Claim” is defined in Section 8.3.

“Threshold” is defined in Section 8.4.

7